UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D
(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO § 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
§ 240.13d-2(a)

(Amendment No. 4)1

Farmer Bros. Co.
(Name of Issuer)

Common Stock, $1.00 par value per share
(Title of Class of Securities)

307675108
(CUSIP Number)

CAROL LYNN FARMER WAITE
ANDREW FREEDMAN, ESQ
OLSHAN FROME WOLOSKY LLP
1325 Avenue of the Americas
New York, New York 10019
(212) 451-2300
(Name, Address and Telephone Number of Person
Authorized to Receive Notices and Communications)

September 2, 2016
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of §§ 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ☐.

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See § 240.13d-7 for other parties to whom copies are to be sent.

_______________
1              The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Carol L. Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 937,250
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 937,250
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 937,250
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 5.6%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1964 Jeanne Ann Farmer Grossman Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1964 Richard Francis Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1964 Roy Edward Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1964 Carol Lynn Farmer Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 321,750
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 321,750
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 321,750
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.9%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1969 Roy Edward Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1969 Jeanne Ann Farmer Grossman Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1969 Richard Francis Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1969 Carol Lynn Farmer Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1969 Roy F Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1969 Emily Marjorie Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 77,960
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 77,960
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 77,960
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1972 Roy Edward Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1972 Carol Lynn Farmer Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1972 Jeanne Ann Farmer Grossman Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1972 Richard Francis Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1972 Roy F Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1972 Emily Marjorie Farmer Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 24,000
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 24,000
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 24,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1984 Jonathan Michael Waite Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,030
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,030
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,030
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust II
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust III
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1987 Roy F Farmer Trust IV
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 65,930
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 65,930
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 65,930
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 1988 Roy F Farmer Trust I
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 6,060
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 6,060
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,060
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 2012 Waite Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 340,000
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 340,000
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 340,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Farmer Insurance Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER 303,158
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER 303,158
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 303,158
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 1.8%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON 2012 Grossman Irrevocable Trust
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION CALIFORNIA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 417,986
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 417,986
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 417,986
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.5%
14	TYPE OF REPORTING PERSON OO

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Carol Lynn Farmer Waite
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 1,355,236
	8	SHARED VOTING POWER 2,477,728
	9	SOLE DISPOSITIVE POWER 1,355,236
	10	SHARED DISPOSITIVE POWER 2,477,728
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 3,832,964
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 23.0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Suzanna Waite
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 500
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 500
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 500
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Austin Waite
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 50
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 50
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Emily Waite
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 50
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 50
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 50
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Jonathan Michael Waite
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 340,000*
	8	SHARED VOTING POWER -0-*
	9	SOLE DISPOSITIVE POWER 340,000*
	10	SHARED DISPOSITIVE POWER -0-*
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 340,000
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 2.0%
14	TYPE OF REPORTING PERSON IN
*Excludes (i) the 6,030 shares of the Issuer’s Common Stock indirectly owned by Mr. Waite in his capacity as beneficiary of the 1984 Jonathan Michael Waite Trust; (ii) the 6,060 shares of the Issuer’s Common Stock indirectly owned by Mr. Waite in his capacity as beneficiary of the Roy F. Farmer Trust; and (iii) the 303,158 shares of the Issuer’s Common Stock indirectly owned by Mr. Waite in his capacity as beneficiary of the Farmer Insurance Trust.

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Scott Grossman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 100
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Brett Grossman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 100
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Brynn Grossman
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 100
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 100
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 100
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Tom Mortensen
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 6,392
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER 6,392
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 6,392
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) Approximately less than 1%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON John Samore, Jr.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

1	NAME OF REPORTING PERSON Jennifer Gonzalez-Yousef
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☒ (b) ☐
3	SEC USE ONLY
4	SOURCE OF FUNDS
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) OR 2(e)	☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION USA
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER -0-
	8	SHARED VOTING POWER -0-
	9	SOLE DISPOSITIVE POWER -0-
	10	SHARED DISPOSITIVE POWER -0-
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -0-
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES	☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 0%
14	TYPE OF REPORTING PERSON IN

CUSIP NO. 307675108

The following constitutes Amendment No. 4 to the Schedule 13D filed by the undersigned (the “Amendment No. 4”).  This Amendment No. 4 amends the Schedule 13D as specifically set forth herein.

Item 2.	Identity and Background.

Item 2 is hereby amended and restated as follows:

(a)           This statement is filed by:

(i)	Carol L. Waite Trust, a California trust (the “Waite Trust”);

(ii)	1964 Jeanne Ann Farmer Grossman Trust, a California trust (the “JAF Trust”);

(iii)	1964 Richard Francis Farmer Trust, a California trust (the “RAF Trust”);

(iv)	1964 Roy Edward Farmer Trust, a California trust (the “Roy E Trust”);

(v)	1964 Carol Lynn Farmer Waite Trust, a California trust (the “1964 Carol Waite Trust” and, collectively with the other 1964 Trusts, the “1964 Trusts”);

(vi)	1969 Roy Edward Farmer Trust, a California trust (the “1969 Roy E Trust”);

(vii)	1969 Jeanne Ann Farmer Trust, a California trust (the “1969 JAF Trust”);

(viii)	1969 Richard Francis Farmer Trust, a California trust (the “1969 RAF Trust”);

(ix)	1969 Carol Lynn Farmer Waite Trust, a California trust (the “1969 Carol Waite Trust”);

(x)	1969 Roy F. Farmer Trust, a California trust (the “1969 Roy F. Farmer Trust”);

(xi)	1969 Emily Marjorie Farmer Trust, a California trust (the “1969 Emily Farmer Trust” and, collectively with the other 1969 trusts, the “1969 Trusts”);

(xii)	1972 Roy Edward Farmer Trust, a California trust (the “1972 Roy E Trust”);

(xiii)	1972 Carol Lynn Farmer Waite Trust, a California trust (the “1972 Carol Waite Trust”);

(xiv)	1972 Jeanne Anne Farmer Grossman Trust, a California trust (the “1972 JAF Trust”);

CUSIP NO. 307675108

(xv)	1972 Richard Francis Farmer, a California trust (the “1972 RAF Trust”);

(xvi)	1972 Roy F. Farmer Trust, a California trust (the “1972 Roy F. Farmer Trust”);

(xvii)	1972 Emily Marjorie Farmer Trust, a California trust (the “1972 Emily Farmer Trust” and, collectively with the other 1972 trusts, the “1972 Trusts”);

(xviii)	1984 Jonathan Michael Waite Trust, a California trust (the “1984 Jonathan Trust”);

(xix)	1987 Roy F. Farmer Trust I, a California trust (the “1987 I Roy F. Farmer Trust”);

(xx)	1987 Roy F. Farmer Trust II, a California trust (the “1987 II Roy F. Farmer Trust”);

(xxi)	1987 Roy F. Farmer Trust III, a California trust (the “1987 III Roy F. Farmer Trust”);

(xxii)	1987 Roy F. Farmer Trust IV, a California trust (the “1987 IV Roy F. Farmer Trust” and, collectively with the other 1987 trusts, the “1987 Trusts”);

(xxiii)	1988 Roy F. Farmer Trust I, a California trust (the “1988 I Roy F. Farmer Trust”);

(xxiv)	2012 Waite Irrevocable Trust, a California trust (the “2012 Waite Trust”);

(xxv)	Farmer Insurance Trust, a California trust (the “Farmer Insurance Trust”);

(xxvi)	2012 Grossman Irrevocable Trust, a California trust (the “2012 Grossman Trust” and, together with the 2012 Waite Trust, the “2012 Trusts”);

(xxvii)
Carol Lynn Farmer Waite, as a co-trustee and beneficiary of the Farmer Insurance Trust, and as a co-trustee for each of the 1964 Trusts, 1969 Trusts, 1972 Trusts, the 1984 Jonathan Trust, 1987 Trusts, 1988 Roy F Trust I, the 2012 Grossman Trust, and the trustee and sole beneficiary of the Waite Trust;

(xxviii)	Austin Waite;

(xxix)	Emily Waite;

(xxx)	Jonathan Michael Waite, as the trustee and sole beneficiary of the 2012 Waite Trust;

(xxxi)	Scott Grossman;

CUSIP NO. 307675108

(xxxii)	Brett Grossman;

(xxxiii)	Brynn Grossman;

(xxxiv)	Tom Mortensen;

(xxxv)	John Samore, Jr.; and

(xxxvi)	Jennifer Gonzalez-Yousef (collectively with Tom Mortensen and John Samore, Jr., the “Nominees” and each, a “Nominee”).

Each of the foregoing is referred to as a “Reporting Person” and collectively as the “Reporting Persons.”  Each Reporting Person is party to that certain Joinder Agreement, as further described in Item 6.  Accordingly, the Reporting Persons are hereby filing a joint Schedule 13D.

(b)           The address of the principal office of each Reporting Person is 13601 North Freeway, Suite 200, Fort Worth, Texas 76177, and c/o Olshan Frome Wolosky LLP, 1325 Avenue of the Americas, New York, New York 10019.

(c)           The principal businesses of the Waite Trust, 1964 Trusts, 1969 Trusts, 1972 Trusts, 1984 Jonathan Trust, 1987 Trusts, 1988 Roy F. Farmer Trust I, Farmer Insurance Trust, and 2012 Trusts are serving family investment planning purposes.  The principal occupation of Carol Waite was an elementary school teacher, from which she is retired.  The principal occupation of Jonathan Michael Waite is acting as Vice President-Construction Development at the Issuer.  Austin Waite is a minor.  Emily Waite is a minor.  The principal occupation of Suzanna Waite is working as an imaging director.  Scott Grossman is a student. The principal occupation of Brynn Grossman is working as an editorial assistant. The principal occupation of Brett Grossman is working as an applications engineer.  Tom Mortensen is retired from the employment with the Issuer. Prior to his retirement, the principal occupation of Mr. Mortensen was working in route sales for the Issuer. During his tenure with the Issuer, Mr. Mortensen occupied several positions, including branch manager, sales promotion, division manager, regional sales manager, national sales manager, vice president (western region) and senior vice president of route sales.  The principal occupation of John Samore, Jr. is working as an independent tax and accounting consultant.  Prior to serving as an independent consultant, Mr. Samore, Jr. provided tax and client staff services for Arthur Anderson LLP, from 1967 to 2002, and ended his tenure at Arthur Anderson LLP as a partner in 2002. Additionally, since 1994, Mr. Samore, Jr. has been on the Board of Advisors, Leventhal School of Accounting at the University of Southern California (USC). The principal occupation of Jennifer Gonzalez-Yousef is working as Senior Group Manager at WNS (Holdings) Limited.  From 2008 to the present, Ms. Gonzalez-Yousef has been responsible for the development and implementation of WNS (Holdings) Limited’s global strategic analyst relations (AR) program.

(d)           No Reporting Person, nor any person listed on Schedule A, annexed hereto, has, during the last five (5) years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

(e)           No Reporting Person has during the last five (5) years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Carol Farmer Waite is currently a respondent in certain trust litigation pending between her and her co-trustee in connection with the 1964 Trusts, 1969 Trusts, 1972 Trusts, 1987 Trusts, and 1988 Roy F. Farmer Trust I. The timing and outcome of the litigation, including Ms. Waite’s ability to exercise voting power over the Shares owned by such trusts, cannot be determined as of the date hereof.

(f)           Each of Carol Waite, Jonathan Michael Waite, Suzanna Waite, Austin Waite, Emily Waite, Scott Grossman, Brett Grossman, Brynn Grossman; Tom Mortensen; John Samore, Jr. and Jennifer Gonzalez-Yousef is a citizen of the United States of America.

CUSIP NO. 307675108

Item 3.	Source and Amount of Funds or Other Consideration.

Item 3 is hereby amended to add the following:

The 100 Shares owned directly by Scott Grossman were purchased in the open market with personal funds. The aggregate purchase price of these 100 Shares owned by Scott Grossman is approximately $3,098, excluding brokerage commissions. The 100 Shares owned directly by Brett Grossman were purchased in the open market with personal funds. The aggregate purchase price of these 100 Shares owned by Brett Grossman is approximately $3,091, excluding brokerage commissions. The 100 Shares owned directly by Brynn Grossman were purchased in the open market with personal funds. The aggregate purchase price of these 100 Shares owned by Brynn Grossman is approximately $3,099, excluding brokerage commissions. The 6,392 Shares owned directly by Tom Mortensen were distributed to Mr. Mortensen in his capacity as a former employee of the Issuer from the Issuer’s Employee Stock Ownership Plan.

Item 4.	Purpose of Transaction.

Item 4 is hereby amended to add the following:

On September 2, 2016, the Waite Trust delivered a letter to the Issuer nominating a slate of three (3) highly qualified director candidates, whom include Tom Mortensen John Samore, Jr. and Jennifer Gonzalez-Yousef for election to the Board at the Issuer’s 2016 annual meeting of stockholders (the “Annual Meeting”).  The Reporting Persons believe that immediate and meaningful change is required to ensure that the Issuer is being run in a manner consistent with the best interests of all stockholders, and that the Annual Meeting represents a critical opportunity for stockholders to elect independent, highly qualified directors.

CUSIP NO. 307675108

Item 5.	Interest in Securities of the Issuer.

Item 5 is hereby amended to add the following:

FF.	Scott Grossman

(a)	As of the close of business on September 7, 2016, Mr. Grossman directly owned 100 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 100
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 100
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Grossman has not entered into any transactions in the Shares during the past sixty (60) days.

GG.	Brett Grossman

(a)	As of the close of business on September 7, 2016, Mr. Grossman directly owned 100 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 100
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 100
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Grossman has not entered into any transactions in the Shares during the past sixty (60) days.

HH	Brynn Grossman

(a)	As of the close of business on September 7, 2016, Ms. Grossman directly owned 100 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 100
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 100
4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Grossman has not entered into any transactions in the Shares during the past sixty (60) days.

CUSIP NO. 307675108

II	Tom Mortensen

(a)	As of the close of business on September 7, 2016, Mr. Mortensen directly owned 6,392 Shares.

Percentage: Approximately less than 1%

(b)	1. Sole power to vote or direct vote: 6,392
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 6,392
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Mortensen has not entered into any transactions in the Shares during the past sixty (60) days.

JJ	John Samore, Jr.

(a)	As of the close of business on September 7, 2016, Mr. Samore directly owned 0 Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 0

(c)	Mr. Samore has not entered into any transactions in the Shares during the past sixty (60) days.

KK	Jennifer Gonzalez-Yousef

(a)	As of the close of business on September 7, 2016, Ms. Gonzalez-Yousef directly owned 0 Shares.

Percentage: 0%

(b)	1. Sole power to vote or direct vote: 0
2. Shared power to vote or direct vote: 0
3. Sole power to dispose or direct the disposition: 0
4. Shared power to dispose or direct the disposition: 0

(c)	Ms. Gonzalez-Yousef has not entered into any transactions in the Shares during the past sixty (60) days.

CUSIP NO. 307675108

Item 6.	Contracts, Arrangements, Understandings or Relationships With Respect to Securities of the Issuer.

Item 6 is hereby amended to add the following:

Each Nominee has signed a Power of Attorney appointing Carol Farmer Waite and Suzanna Waite as his or her attorneys-in fact to take any and all action in connection with (i) the respective Nominee’s beneficial ownership of, or participation in a group with respect to, securities of the Company, directly or indirectly beneficially owned by Carol Farmer Waite or any of her affiliates, including, but not limited to Mses. Waite and Suzanna Waite, and (ii) any proxy solicitation in connection with such respective Nominee’s election to the Board at the Annual Meeting.

September 8, 2016, the Reporting Persons entered into a Joint Filing Agreement pursuant to which the Reporting Persons agreed to the joint filing on behalf of each of them of statements on Schedule 13D with respect to the securities of the Issuer to the extent required by applicable law.  The Joint Filing Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The Amendment to the Joinder is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 7.	Material to be Filed as Exhibits

Item 7 is hereby amended to add the following:

99.1	Joint Filing Agreement by and among the Reporting Persons, dated September 8, 2016.

CUSIP NO. 307675108

SIGNATURES

After reasonable inquiry and to the best of her knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated:  September 8, 2016

1964 Jeanne Ann Farmer Grossman Trust	1964 Carol Lynn Farmer Waite Trust

1964 Richard Francis Farmer Trust	1964 Roy Edward Farmer Trust

1969 Carol Lynn Farmer Waite Trust	1969 Jeanne Ann Farmer Grossman Trust

1969 Roy Edward Farmer Trust	1969 Roy F Farmer Trust

1969 Emily Marjorie Farmer Trust	1969 Richard Francis Farmer Trust

1972 Carol Lynn Farmer Waite Trust	1972 Jeanne Anne Farmer Grossman Trust

1972 Roy Edward Farmer Trust	1972 Roy F Farmer Trust

1972 Emily Marjorie Farmer Trust	1972 Richard Francis Farmer Trust

1987 Roy F Farmer Trust I	1987 Roy F Farmer Trust II

1987 Roy F Farmer Trust III	1987 Roy F Farmer Trust IV

1988 Roy F Farmer Trust I

Farmer Insurance Trust	1984 Jonathan Michael Waite Trust

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite
	Title:	Co-Trustee

CUSIP NO. 307675108

/s/ Carol Lynn Farmer Waite
CAROL LYNN FARMER WAITE
Individually and as attorney-in-fact for Suzanna Waite, Austin Waite, Emily Waite, Jonathan Waite (Trustee for the 2012 Waite Irrevocable Trust), Brynn Grossman, Brett Grossman, Scott Grossman, Tom Mortensen, John Samore, Jr., and Jennifer Gonzalez-Yousef

Carol L Waite Trust

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite
	Title:	Trustee

2012 Grossman Irrevocable Trust

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite
	Title:	Trustee

By:	/s/ Carol Lynn Farmer Waite
	Name:	Carol Lynn Farmer Waite